UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2018 (March 27, 2018)

COMMUNITY HEALTHCARE TRUST INCORPORATED
(Exact Name of Registrant as Specified in Charter)

MARYLAND	001-37401	46-5212033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067
(Address of principal executive offices) (Zip Code)

(615) 771-3052
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01     Other Events

On March 27, 2018, Community Healthcare Trust Incorporated (the “Company”) entered into an amendment (the "Amendment") to its Second Amended and Restated Credit Agreement (the "Credit Agreement") to reduce the pricing margins on its LIBOR borrowings and to increase the maximum swingline commitment from $15.0 million to $20.0 million. Under the Amendment, amounts outstanding under the revolving facility will bear annual interest at a floating rate equal to (x) LIBOR plus (y) a margin ranging from 1.75% to 2.50% (currently, 2.00%) and under the term loans will bear annual interest at a floating rate equal to (x) LIBOR plus (y) a margin ranging from 1.95% to 2.65%.(currently 1.95% for the 5-year term loan and 2.15% for the 7-year term loan). Payments under the Credit Agreement are interest only, with the full amount of the principal due at maturity. The Credit Agreement may be prepaid at any time, without penalty.

On March 29, 2018, the Company borrowed the remaining $40 million, under its available term loans, in equal amounts of 5 and 7-year maturities. Also, on March 29, 2018, the Company entered into interest rate swap agreements that fixed the interest rates on the term loans, resulting in fixed interest rates under the term loans ranging from 4.579% to 4.6255% depending on the maturity, the Company’s leverage, and other factors.

The amounts borrowed under the Company's term loans were pursuant to a delayed draw feature available in the Credit Agreement, dated as of March 29, 2017, by and among the Company and the several banks and financial institutions. The 5-year term loan facility matures in March 2022 and the 7-year term loan facility matures in March 2024. Each of the aforementioned interest rate swaps will match the maturity date of the applicable term loan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY HEALTHCARE TRUST INCORPORATED

	By:	/s/ W. Page Barnes W. Page Barnes Executive Vice President and Chief Financial Officer
Date: April 2, 2018